Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

September 21, 2021

Ivanhoe Capital Acquisition Corp.

1177 Avenue of Americas, 5th Floor

New York, New York 10026

Ladies and Gentlemen:

We have acted as special legal counsel to Ivanhoe Capital Acquisition Corp., a Cayman Islands exempted company (“Ivanhoe”), in connection with the Registration Statement on Form S-4, initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on August 10, 2021 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the Business Combination Agreement, dated July 12, 2021 (as it may be further amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among Ivanhoe, Wormhole Merger Sub Pte. Ltd., a Singapore private company limited by shares and wholly owned subsidiary of Ivanhoe (“Amalgamation Sub”), and SES Holdings Pte. Ltd., a Singapore private company limited by shares (“SES”). Pursuant to the Business Combination Agreement, (i) Ivanhoe will change its jurisdiction of incorporation to Delaware (the “Domestication”) pursuant to Part XII of the Companies Law (Revised) of the Cayman Islands and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication simultaneously with a certificate of incorporation with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”). We refer herein to Ivanhoe following effectiveness of the Domestication as “New SES.” Further, Amalgamation Sub will amalgamate with and into SES, with SES surviving as the amalgamated company (the “Amalgamation”). As a result, SES will become a wholly owned subsidiary of New SES.

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of the following securities of New SES (collectively, the “Securities” and, the shares listed in clauses (b), (e) and (f), the “Consideration Shares”):

(a)

27,600,000 shares of Class A common stock, par value $0.0001 per share, of New SES (the “Class A common stock”) issuable upon the conversion of the Class A ordinary shares, par value $0.0001 per share, of Ivanhoe (the “Class A ordinary shares”) in connection with the Domestication;

(b)	288,616,341 shares of Class A common stock to be issued to certain SES equityholders;
(c)

6,900,000 shares of Class B common stock, par value $0.0001 per share, of New SES (the “Class B common stock”) issuable upon the conversion of the Class B ordinary shares, par value $0.0001 per share, of Ivanhoe (the “Class B ordinary shares”) in connection with the Domestication;

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(d)

6,900,000 shares of Class A common stock (the “Conversion Shares”) issuable upon the conversion of the Class B common stock described in clause (c) above in accordance with the terms of the Business Combination Agreement (the “Conversion”);

(e)	39,939,144 shares of Class B common stock issuable to the SES Founder Group (as defined in the Registration Statement);
(f)	39,939,144 shares of Class A common stock that may be issuable upon the conversion of the Class B common stock described in clause (e) above;
(g)	14,213,333 warrants to purchase shares of Class A common stock (the “New SES Warrants”) upon the conversion of warrants to purchase Class A ordinary shares of Ivanhoe; and
(h)	14,213,333 shares of Class A common stock to be issued upon exercise of the New SES Warrants (the “New SES Warrant Shares”).

In connection with the preparation of this opinion, we have, among other things, read:

(a)	a copy of the Business Combination Agreement and the First Amendment to the Business Combination Agreement, dated as of September 20, 2021, filed as Exhibit 2.1 to the Registration Statement;
(b)	the Registration Statement;
(c)

the form of proposed certificate of incorporation of New SES, to be filed with the Delaware Secretary of State (the “Certificate of Incorporation”), filed as Exhibit 3.2 (Annex C) to the Registration Statement;

(d)	the form of proposed Bylaws of New SES, to be adopted by New SES in connection with the Domestication (the “Bylaws”), filed as Exhibit 3.3 (Annex D) to the Registration Statement;
(e)	the form of proposed certificate of corporate domestication of Ivanhoe, to be filed with the Secretary of State of the State of Delaware (the “Certificate of Domestication”);
(f)

a copy of the Warrant Agreement, dated as of January 6, 2021, between Ivanhoe and Continental Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Current Report on Form 8-K filed by Ivanhoe on January 11, 2021;

(g)	the form of Amended and Restated Warrant Agreement, filed as Annex E to the Registration Statement (the “New SES Warrant Agreement”); and
(h)	such other documents, records and other instruments as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

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For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than Ivanhoe. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of Ivanhoe and others as to factual matters. Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this opinion, we advise you that:

1.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, the issued and outstanding Class A ordinary shares and Class B ordinary shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock and Class B common stock, respectively.

2.

Upon the Conversion, the Conversion Shares will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock.

3.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the exercise by the holders of New SES Warrants and the payment of the exercise price for the New SES Warrant Shares pursuant to the New Warrant Agreement, the New SES Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

4.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, each issued and outstanding New SES Warrant will be a valid and binding obligation of New SES, enforceable against New SES in accordance with its terms under the laws of the State of New York.

5.

Upon (i) the effectiveness of the Domestication, (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State and (iii) the cancellation of each issued and outstanding unit of Ivanhoe that has not been previously separated into the underlying Class A ordinary share and underlying warrant to purchase Class A ordinary shares upon the request of the holder thereof, each underlying Class A ordinary share will automatically convert by operation of law, on a one-for-one basis, into duly authorized, validly issued, fully paid and non-assessable shares of Class A common stock and each underlying warrant will automatically convert by operation of law into an New SES Warrant that will be a valid and binding obligation of New SES, enforceable against New SES in accordance with its terms under the laws of the State of New York.

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6.

Upon (i) the effectiveness of the Domestication and (ii) the filing of the Certificate of Incorporation with the Delaware Secretary of State, when issued upon the consummation of the Amalgamation in accordance with terms and conditions set forth in the Registration Statement and the Business Combination Agreement, the Consideration Shares will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing, (iv) public policy considerations which may limit the rights of parties to obtain certain remedies, (v) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, (vi) governmental authority to limit, delay or prohibit the making of payments outside of the United States or in a foreign currency or currency unit and (vii) any laws except the laws of the State of New York and the DGCL. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance of the Securities.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of New York or the DGCL be changed by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP